Exhibit 99.1

Investor Relations Contact:
Mike Saviage
Adobe Systems Incorporated
408-536-4416
ir@adobe.com

Public Relations Contact:
Holly Campbell
Adobe Systems Incorporated
campbell@adobe.com

Adobe Systems Reports Record Revenue in
First Quarter of Fiscal 2005

Intelligent Documents Business Grows 42 Percent Year-Over-Year; Company Announces Two-For-One Stock Split

SAN JOSE, Calif. — March 17, 2005 — Adobe Systems Incorporated (Nasdaq:ADBE) today reported strong financial results for its first quarter ended March 4, 2005.

In the first quarter of fiscal 2005, Adobe achieved record revenue of $472.9 million, compared to $423.3 million reported for the first quarter of fiscal 2004, and $429.5 million reported in the fourth quarter of fiscal 2004.  Adobe’s first quarter revenue target range, revised upward on February 1, 2005, was $450 to $470 million.

“The explosive growth of digital content continues to drive demand for Adobe solutions across all of our customer segments,” said Bruce R. Chizen, chief executive officer.  “This demand is particularly evident in our Intelligent Documents business, where we see increasing adoption of Adobe PDF-based document workflows in organizations and governments worldwide.  Based on our strong performance in Q1, and a planned major product launch this quarter, we are increasing our financial targets for fiscal 2005.”

GAAP diluted earnings per share for the first quarter of fiscal 2005 were $0.60. Non-GAAP diluted earnings per share, which excludes the net tax impact of the planned repatriation of certain foreign earnings, and investment gains and losses from the Company’s venture program, were $0.53. Adobe’s revised GAAP and non-GAAP first quarter earnings target range was $0.47 to $0.51 per share.

GAAP net income was $151.9 million for the first quarter of fiscal 2005, compared to $123.0 million reported in the first quarter of fiscal 2004, and $113.5 million in the fourth quarter of fiscal 2004.

Non-GAAP net income, which excludes, as applicable, the net tax impact of the planned repatriation of certain foreign earnings, and investment gains and losses, was $133.8 million for the first quarter of fiscal 2005, compared to $123.8 million in the first quarter of fiscal 2004, and $110.4 million in the fourth quarter of fiscal 2004.

GAAP diluted earnings per share for the first quarter of fiscal 2005 were $0.60 based on 253.1 million weighted average shares. This compares with GAAP diluted earnings per share of $0.50 reported in the first quarter of fiscal 2004, based on 246.1 million weighted average shares, and GAAP diluted earnings per share of $0.45 reported in the fourth quarter of fiscal 2004, based on 250.3 million weighted average shares.

Adobe’s GAAP and non-GAAP operating income was $170.7 million in the first quarter of fiscal 2005, compared to $163.3 million in the first quarter of fiscal 2004 and $146.4 million in the fourth quarter of fiscal 2004.  As a percent of revenue, GAAP and non-GAAP operating income in the first quarter of fiscal 2005 was 36.1 percent, compared to 38.6 percent in the first quarter of fiscal 2004 and 34.1 percent in the fourth quarter of fiscal 2004.

Board of Directors Approves Two-For-One Stock Split

Adobe also announced today that its Board of Directors has approved a two-for-one stock split, to be effected in the form of a stock dividend.  Stockholders of record at the close of business on May 2, 2005 will be issued one additional share of common stock for each share owned as of that date, with a payment date of May 23, 2005.  Adobe has provided an FAQ document for the stock split on its Website at http://www.adobe.com/ADBE.

Adobe’s Board also declared this quarter’s cash dividend of $0.0125 per share, payable on April 12, 2005, to stockholders of record as of March 29, 2005.

Adobe also indicated it will discontinue its quarterly dividend after the April dividend payment.  To continue the Company’s goal of returning value to stockholders, the Company intends to utilize the cash used to pay the quarterly dividend for its ongoing stock repurchase programs.

Adobe Provides Second Quarter Financial Targets

For the second quarter of fiscal 2005, Adobe announced it is targeting revenue of $475 to $495 million, a gross margin of approximately 94 percent, and GAAP and non-GAAP operating margin ranges of approximately 35 to 37 percent.

As a percent of revenue, Adobe is targeting second quarter expenses as follows:

Research & Development — approximately 18 to 19 percent
Sales & Marketing — approximately 30 to 31 percent
General & Administrative — approximately 9 percent

In addition, Adobe is targeting its share count range to be between 256 and 257 million shares in the second quarter of fiscal 2005.  The Company also is targeting other income in its second quarter to be approximately $6 to $7 million, and a tax rate of 25 percent.  These targets lead to first quarter GAAP and non-GAAP earnings per share target ranges of $0.51 to $0.55.

Adobe currently believes targeted non-GAAP earnings per share and non-GAAP operating margin results will not differ materially from targeted GAAP results.

For fiscal year 2005, the Company also increased its revenue target to approximately $1.925 billion, with an operating margin target of approximately 36 percent (which does not include the effect of share-based compensation charges pursuant to SFAS 123R, which are not currently estimable).  The prior target range for fiscal year 2005 revenue was approximately $1.85 to $1.9 billion, with an operating margin target range of approximately 34 to 35 percent.

Forward Looking Statements Disclosure

This press release contains forward looking statements, including those related to revenue, product releases, gross margin, operating expenses, operating margin, other income, tax rate, share count and earnings per share, which involve risks and uncertainties that could cause actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: adverse changes in general economic or political conditions in any of the major countries in which Adobe does business, delays in development or shipment of the Company’s new products or major new versions of existing products, introduction of new products by existing and new competitors, failure to successfully manage transitions to new business models or markets, failure to anticipate and develop new products in response to changes in demand for application software, computers and printers, intellectual property disputes and litigation, changes to the Company’s distribution channel, the impact of malicious code, such as worms and viruses, on the Company’s computer network and applications, interruptions or terminations in the Company’s relationships with turnkey assemblers, risks associated with international operations, fluctuations in foreign currency exchange rates, changes in accounting rules and regulations, unanticipated changes in tax rates, market risks associated with the Company’s equity investments, and the Company’s inability to attract and retain key personnel. For further discussion of these and other risks and uncertainties, individuals should refer to the Company’s SEC filings, including the 2004 annual report on Form 10-K and quarterly reports on Form 10-Q filed in 2005. The Company does not undertake an obligation to update forward looking statements.

About Adobe Systems Incorporated

Adobe is the world’s leading provider of software solutions to create, manage and deliver high-impact, reliable digital content. For more information, visit www.adobe.com.

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© 2005 Adobe Systems Incorporated. All rights reserved. Adobe and the Adobe logo are either registered trademarks or trademarks of Adobe Systems Incorporated in the United States and/or other countries. All other trademarks are the property of their respective owners.

Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 4, 2005	March 5, 2004
Revenue:
Products	$463,147	$415,752
Services and support	9,735	7,529
Total revenue	472,882	423,281

Total cost of revenue:
Products	21,855	20,444
Services and support	5,114	3,738
Total cost of revenue	26,969	24,182

Gross profit	445,913	399,099

Operating expenses:
Research and development	86,686	75,071
Sales and marketing	147,383	127,354
General and administrative	41,132	33,412
Total operating expenses	275,201	235,837

Operating income	170,712	163,262

Non-operating income (loss), net:
Investment loss	(1,554)	(1,031)
Interest and other income	7,627	4,032
Total non-operating income	6,073	3,001

Income before income taxes	176,785	166,263
Provision for income taxes	24,891	43,228

Net income	$151,894	$123,035

Basic net income per share	$0.62	$0.52

Shares used in computing basic net income per share	243,130	238,384

Diluted net income per share	$0.60	$0.50

Shares used computing diluted net income per share	253,091	246,087

Condensed Consolidated Balance Sheets

(In thousands, except per share data)
(Unaudited)

	March 4,	December 3,
	2005	2004

ASSETS

Current assets:
Cash and cash equivalents	$336,525	$343,881
Short-term investments	1,130,578	969,340
Trade receivables	138,352	141,945
Other receivables	28,188	25,495
Deferred income taxes	37,924	51,751
Prepaid expenses and other current assets	28,372	18,617

Total current assets	1,699,939	1,551,029

Property and equipment, net	100,340	99,675
Goodwill	119,082	110,287
Purchased and other intangibles, net	17,814	15,513
Investment in lease receivable	126,800	126,800
Other assets	58,835	55,328

Total assets	$2,122,810	$1,958,632

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Trade and other payables	$38,575	$43,192
Accrued expenses	196,567	202,762
Income taxes payable	191,959	145,913
Deferred revenue	57,087	59,541

Total current liabilities	484,188	451,408

Other long-term liabilities	5,058	4,838
Deferred income taxes, long-term	8,999	78,909

Stockholders’ equity:
Common stock, $0.0001 par value	29,576	29,576
Additional paid-in-capital	1,228,927	1,164,643
Retained earnings	2,387,657	2,238,807
Accumulated other comprehensive loss	(3,223)	(2,289)
Treasury stock at cost, net of re-issuances	(2,018,372)	(2,007,260)

Total stockholders’ equity	1,624,565	1,423,477

Total liabilities and stockholders’ equity	$2,122,810	$1,958,632

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended
	March 4, 2005	March 5, 2004
Cash flows from operating activities:
Net income	$151,894	$123,035
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,954	13,438
Stock compensation expense	76	184
Deferred income taxes	(56,483)	23,110
Provision for (recovery of) losses on receivables	137	(2,114)
Tax benefit from employee stock option plans	27,197	5,124
Net losses on sales and impairments of investments	1,554	1,031
Changes in operating assets and liabilities:
Receivables	1,674	21,166
Other current assets	(9,353)	(4,281)
Trade and other payables	(4,923)	(1,839)
Accrued expenses	(6,209)	17,589
Accrued restructuring charges	(13)	(587)
Income taxes payable	46,046	(8,121)
Deferred revenue	(2,454)	(2,274)
Net cash provided by operating activities	164,097	185,461

Cash flows from investing activities:
Purchases of short-term investments	(374,609)	(397,807)
Maturities of short-term investments	33,905	241,543
Sales of short-term investments	178,533	14,719
Acquisitions of property and equipment	(11,512)	(14,444)
Purchases of long-term investments and other assets	(9,931)	(4,305)
Cash paid for acquisition, net	(9,541)	—
Net cash used for investing activities	(193,155)	(160,294)

Cash flows from financing activities:
Purchase of treasury stock	(100,022)	(55,607)
Proceeds from issuance of treasury stock	125,921	40,356
Payment of dividends	(3,032)	(2,986)
Net cash used for financing activities	22,867	(18,237)
Effect of foreign currency exchange rates on cash and cash equivalents	(1,165)	332
Net increase (decrease) in cash and cash equivalents	(7,356)	7,262
Cash and cash equivalents at beginning of period	343,881	192,497
Cash and cash equivalents at end of period	$336,525	$199,759

Non-GAAP Results

(In thousands, except per share data)

The following table shows Adobe’s non-GAAP results reconciled to GAAP results included in this release.

	March 4, 2005	March 5, 2004	December 3, 2004

GAAP net income	$151,894	$123,035	$113,501
Investment (gain) loss, net of tax	1,157	763	(3,077)
Net tax impact of foreign earnings repatriation	(19,297)	—	—
Non-GAAP net income	$133,754	$123,798	$110,424

Diluted net income per share:

GAAP net income	$0.60	$0.50	$0.45
Investment (gain) loss, net of tax	0.01	—	(0.01)
Net tax impact of foreign earnings repatriation	(0.08)	—	—
Non-GAAP net income	$0.53	$0.50	$0.44

Shares used computing diluted net income per share	253,091	246,087	250,310

Adobe continues to provide all information required in accordance with GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor is limited to reviewing only GAAP financial measures.  Accordingly, Adobe uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes.  Adobe’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  Adobe presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Adobe’s operating results in a manner that focuses on what Adobe believes to be its ongoing business operations.  Adobe’s management believes it is useful for itself and investors to review both GAAP information that includes the investment gains and losses and the net tax impact of the planned repatriation of certain foreign earnings discussed below, and the non-GAAP measures that exclude such information in order to assess the performance of Adobe’s business and for planning and forecasting in subsequent periods.

In accordance with GAAP, Adobe incurs investment gains and losses from its venture program.  These charges are otherwise unrelated to Adobe’s ongoing business operations and are excluded from its non-GAAP financial information.

Also, in accordance with GAAP, Adobe included the net tax impact of the planned repatriation of certain foreign earnings.  This tax impact is not indicative of Adobe’s ongoing business operations and thus is excluded from its non-GAAP financial information.